Exhibit 10.2

REVISED AND RESTATED SECURED PROMISSORY NOTE AND GUARANTEE

March 24, 2016

This Revised and Restated Secured Promissory Note and Guarantee (the “Note”), together with the Revised and Restated Secured Promissory Note and Guarantee between the Maker (defined below) and Lange Feng (the “Feng Note”), and Revised and Restated Secured Promissory Note and Guarantee between the Maker and Haiping Zou (the “Zou Note”), supersedes and replaces the Secured Promissory Note and Guarantee dated December 9, 2015 (the “Original Note”, a copy of which is attached hereto as Schedule I). Upon execution of this Note, the Feng Note and the Zou Note, the Original Note shall canceled and voided ab initio, and shall cease to be legally valid or effective.

FOR VALUE RECEIVED, Premier Exhibitions, Inc., a Florida corporation (the “Maker”) hereby promises to pay to the order of Jihe Zhang (the “Payee”), the principal sum of up to One MILLION US DOLLARS (US$1,000,000) together with interest, in the manner described herein. Certain terms used herein are defined in Annex A.

1. Draw Downs. The Maker hereby acknowledges that it received from the Lender and the Lender represents and warrants that it transferred to Maker, the amount of US$500,000 on or about January 29, 2016. The Lender agrees to make a further advance in the amount of US500,000 on or before ____________, 2016 so that the Lender will loan the Maker a total of US$1,000,000 (the “Loan”).

The Lender acknowledges that the Original Note contemplated a total of up to US$5,000,000 in loans to the Maker. The Lender acknowledges and agrees that, since only US$1,000,000 will be loaned to the Maker under this Note and under each of Feng Note and Zou Note, for a total of US$3,000,000, the Maker shall have the right to raise the amount of US$2,000,000 (the “Additional Loan”) to make up for the shortfall. In connection with the foregoing, the Lender agrees that the Additional Loan and any of the guaranteed interests, security rights or Collateral created under this Note will rank pari passu with the Loan.

2. Payments of Principal. Subject to the acceleration provisions of Section 10, all unpaid principal, fees and accrued and unpaid interest shall be due and payable in full on August 1, 2017. (the “Maturity Date”).

3. Interest. The unpaid principal amount of this Note shall accrue interest on the basis of a 360 day year at 12% per annum, provided that upon the occurrence and during the continuance of an Event of Default, at the option of the Payee (other than with respect to an Event of Default under Section 9(e) hereof, in which case it shall be automatic), the outstanding principal amount of this Note and any accrued and unpaid interest and all other overdue amounts shall each bear interest until paid at the stated rate plus 3% per annum. Accrued interest shall be payable (a) upon the payment or prepayment of any principal owing under this Note (but only on the principal amount so paid or prepaid), (b) on the last business day of each month and (c) on the Maturity Date.

4. Prepayments. Immediately upon a Change of Control, the Maker shall repay all unpaid principal at 105% of the principal amount outstanding plus all accrued and unpaid interest thereon and all other amounts hereunder. In addition, subject to the below, the Maker may at any time and from time to time prepay any principal amount of this Note in whole or in part subject to the below. Any repayment or prepayment, whether voluntary, mandatory, upon acceleration, or otherwise shall be made at 105% of the principal amount hereof. If the Maker elects to prepay all or any part of this Note, it shall provide written notice of such election (a "Prepayment Notice") to the Payee fixing a date for prepayment of such amounts (the "Prepayment Date"), which date shall not be earlier than the fifth (5th) Business Day after the date of the Prepayment Notice (provided that the Maker shall have confirmed the Payee’s receipt of the Prepayment Notice on or prior to such date).

5. Payment Terms. All payments of principal of, and interest upon, this Note shall be made by the Maker to the Lender and shall be paid in cash in immediately available funds in lawful money of the United States by wire transfer to the bank account designated by the Payee in writing from time to time. All payments under this Note shall be made without withholding, defense, set-off, counterclaim or deduction. Payments and prepayments made to the Payee by the Maker hereunder shall be applied first to expenses recoverable under Section 16, then accrued interest and then to principal. If the due date of any payment under this Note would otherwise fall on a day that is not a business day, such due date shall be extended to the next succeeding business day, and interest shall be payable on any principal so extended for the period of such extension

6. Use of Proceeds. Proceeds from the advances hereunder from the Lender shall be used for the normal course of the Maker’s business operations only pursuant to the terms and conditions hereunder.

7. Guarantee. The Guarantors hereby jointly and severally guarantee to the Payee and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Debtor Relief Laws) of the Obligations. The Guarantors hereby further jointly and severally agree that if the Maker shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Debtor Relief Laws) any of the Obligations strictly in accordance with the terms of any document or agreement evidencing any such Obligations, including in the amounts, in the currency and at the place expressly agreed to thereunder, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time of the jurisdiction where the Maker, any Guarantor or any other person obligated on any such Obligations is located, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The obligations of the Guarantors under this Section 7 are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Maker under this Note, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 8 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. The guarantee in this Section 7 is a continuing guarantee and is a guaranty of payment and not merely of collection, and shall apply to all Obligations whenever arising.

8. Security Grant. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations, each of the Obligors hereby pledges and grants to the Payee a security interest in all of such Obligor’s right, title and interest in all of its present and after acquired personal property (excluding Titanic Assets and Titanic Proceeds and Agreements, as defined below) including the following property, assets and revenues, whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section 8 being collectively referred to herein as the “Collateral”):

(a) all accounts, as-extracted collateral, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, general intangibles, goods, pledged shares, instruments (including promissory notes), insurance, intellectual property, inventory, investment property, letter-of-credit rights, payment intangibles, receivables and receivables records, securities, securities accounts, security entitlements and software (as each such term is defined in the UCC);

(b) all other tangible and intangible property whatsoever; and

(c) all proceeds of and to any of the Collateral,

provided that Collateral shall not include the Titanic Assets but in any event the Collateral shall include any and all proceeds of the Titanic Assets and all revenues, contracts and agreements arising out of the Titanic Assets, except with respect to any such proceeds, revenues, contracts and agreements received or entered into in violation of the Titanic Documents (such proceeds, revenues, contracts and agreements being referred to as the “Titanic Proceeds and Agreements”).

9. Events of Default. An “Event of Default” shall exist hereunder if any one or more of the following events shall occur:

(a) the Maker shall fail (i) to pay any principal or any portion thereof when due, or (ii) to pay any interest or any portion thereof or any other amount hereunder within three business days the same becomes due; or

(b) any Premier Party shall fail to perform or observe any term, covenant or agreement to be performed or observed by it contained in Sections 1, 2, 3, or ; or

(c) any Obligor shall fail to perform or observe any other covenant or agreement contained herein for ten days after notice thereof; or

(d) any material representation or warranty of any Obligor made herein or in connection herewith proves to have been materially incorrect when made or reaffirmed; or

(e) any Premier Party institutes or consents to any proceeding under any bankruptcy laws relating to it or to all or any part of its property; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Premier Party, as applicable; or any proceeding under a Debtor Relief Law relating to any Premier Party or to all or any part of its property is instituted without its consent and remains undismissed for thirty (30) days from the commencement of any such proceeding; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of its property and is not released, vacated or fully bonded within ten calendar days after its issue or levy; or

(f) (i) a judgment against any Premier Party is entered for the payment of money exceeding $1,000,000 or (ii) a judgment against any Premier Party is entered that could result in a Lien on any of its property; and, absent procurement of a stay of execution, any such judgment (under clause (i) or (ii)) remains unbonded or unsatisfied for ten calendar days after the date of entry of judgment, or in any event later than 60 days prior to the date of any proposed sale thereunder; or

(g) (i) there shall occur any material damage to or loss of any material portion of the Titanic Assets or (ii) there shall be any material prohibition or material restriction on the ability of the Obligors to display or exhibit the Titanic Assets other than as set forth in the Titanic Documents on the date hereof, in each case that prevents PEM or any affiliate of Maker from operating exhibitions of the Titanic Assets; or

(h) there shall have occurred any condition or event that has or is reasonably likely to have a Material Adverse Effect; or

(i) any Obligor shall contest the validity or enforceability of any part of this Note.

10. Remedies. Upon the occurrence of any Event of Default specified in Section 9(e) above, the principal amount of this Note together with any interest thereon, all fees and all other Obligations (including the Prepayment Premium) shall become immediately and automatically due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Upon the occurrence and during the continuance of any other Event of Default, the Payee may, by written notice to the Maker, declare the principal amount of this Note together with any interest thereon to be due and payable, and the principal amount of this Note together with any such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Following any such demand, the Maker shall immediately pay to such holder all amounts due and payable with respect to this Note. If an Event of Default shall have occurred and is continuing the Payee shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Payee were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right), in each case subject to the Payee’s compliance with the Titanic Documents. Notwithstanding the foregoing, the Payee’s exercise of its rights and remedies with respect to the Titanic Proceeds and Agreement, and the rights and obligations of any subsequent transferee (but not a pledgee) of the RMST Shares, are governed by and subject to the terms and conditions of the Titanic Documents.

If the Obligations are accelerated for any reason, including because of default, sale, transfer or encumbrance (including that by operation of law or otherwise), the Prepayment Premium will also be automatically due and payable regardless of whether the Obligations were voluntarily or involuntarily prepaid, repaid, paid, satisfied, distributed or discharged and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Payee’s lost profits as a result thereof.  Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by the Payee as the result of the early termination and the Maker agrees that it is reasonable under the circumstances currently existing.  THE MAKER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM OR DAMAGES IN CONNECTION WITH ANY SUCH VOLUNTARY OR INVOLUNTARY ACCELERATION OF THIS NOTE, ANY RECISSION OF SUCH ACCELERATION, THE EARLIER MATURITY OF THIS NOTE OR THE COMMENCEMENT OF ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS, OR PURSUANT TO A PLAN OF REORGANIZATION.  The Maker expressly agrees that: (A) the Prepayment Premium and any discount on the loan provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Payee and the Maker giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (D) the Maker shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  The Maker expressly acknowledges that its agreement to pay the Prepayment Premium to the Payee as herein described is a material inducement to the Payee to accept this Note.

11. Obligors’ Representations. Each Obligor represents and warrants to the Payee, that as at the date of the Original Date and the date of this Note:(a) General Representations. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute, deliver and perform its obligations under this Note.  It has duly authorized and taken all other appropriate action for the execution, delivery and performance of this Note and any other document or instrument delivered pursuant hereto or in connection herewith and the consummation of the transactions provided for in this Note.  It has duly executed and delivered this Note and this Note constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity.  Its execution and delivery of this Note, the performance of the transactions contemplated by this Note and the fulfillment of the terms of this Note will not (i) conflict with or violate any of its constitutive documents or its contractual obligations, (ii) conflict with or violate any order, judgment or decree of governmental authority binding on it, (iii) require any approval of its equity holders or any approval or consent of any Person under any contractual obligation of such Obligor, except for such approvals or consents which will be obtained on or before the date hereof, or (iv) conflict with or violate any applicable laws, or (v) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created hereunder).  It has duly obtained, effected or given all authorizations, consents, licenses, orders or approvals of or registrations or declarations with any governmental authority or any other Person required in connection with the execution and delivery of this Note and the performance of the transactions contemplated by this Note, and such authorizations, consents, licenses, orders or approvals of or registrations or declarations are in full force and effect. There has been no increase in salary or other compensation (cash or otherwise) payable or to become payable to any director, officer, contractor or advisor of an Obligor. There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of such Obligor, threatened against or affecting any Premier Party (A) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (B) that involve this Note or the transactions contemplated hereby. It is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. None of the reports, financial statements, certificates or other information furnished by or on behalf of such Obligor in connection with this Note contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Collateral Representations. It owns the Collateral purported to be owned by it or otherwise has rights or the power to transfer rights in the Collateral in which it purports to grant a security interest hereunder and no Lien exists upon the Collateral other than (i) the security interest created or provided for herein and (ii) Permitted Liens. The full and correct legal name, type of organization, jurisdiction of organization and mailing address of each Obligor are correctly set forth in Schedule 1. Except as set forth in the disclosures in the first six paragraphs of Item 1 of Part 1 of the Maker’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014, no Obligor has been known by or used any other legal or fictitious name or been a party to any merger or consolidation, or acquired all of the assets of any Person, or acquired any of its property or assets out of such Obligor’s ordinary course of business. Except as expressly disclosed to the Lender or otherwise publicly disclosed whether pursuant to regulatory requirements or otherwise, each obligor has not changed its location (as defined in Section 9-307 of the UCC), (B) changed its name, (C) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a currently effective security agreement previously entered into by any other Person, who is not an Obligor, or (D) changed its identity or corporate structure. The RMST Shares constitute and will constitute 100% of the issued and outstanding Equity Interests of RMST and the Maker is and will at all times while the Obligations are outstanding (other than contingent indemnity obligations) be the sole holder of record and the legal and beneficial owner, free and clear of all Liens, of the RMST Shares, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, the RMST Shares. Schedule 2 correctly identifies the RMST Shares and the par value of the RMST Shares as of the date hereof. All certificates, agreements or instruments representing or evidencing the RMST Shares have been delivered to the Payee in a suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. The RMST Shares are duly authorized, validly existing, fully paid and non-assessable, and none of the RMST Shares are or will be while the Obligations are outstanding (other than contingent indemnity obligations) subject to any contractual restriction, or any restriction under the organizational documents of RMST, upon the pledge or, except as set forth in the Titanic Documents, transfer, assignment, disposal or sale thereof.

12. Covenants. Each Obligor covenants and agrees as provided in Annex B.

13. RMST Provisions.

(a) Representations. The Obligors represent and warrants to the Payee as follows:

(i) the execution and delivery of this Note, the performance of the transactions contemplated by this Note, and the fulfillment of the terms of this Note, will not conflict with or violate any of the Titanic Documents or require any approval of the U.S. District Court for the Eastern District of Virginia, provided that any transfer, assignment (but not the pledge), disposal or sale of the RMST shares is subject to the Titanic Documents;

(ii) RMST is the sole owner of the Titanic Assets and has and at all times will have the sole rights and powers to transfer rights in the Titanic Assets subject in all respect to the Titanic Documents, and no Lien exists upon the Titanic Assets;

(iii) the location of each of the Titanic Assets is as described in Schedule 3;

(iv) there are no restrictions on the transfer, pledge, assignment, disposal or sale of the Titanic Assets except as set forth in the Titanic Documents;

(v) each of the Titanic Documents is enforceable and in full force and effect in all applicable United States jurisdictions;

(vi) all material documents entered into by RMST and all other material documents entered into by any Obligor relating to the Titanic Assets are described in Schedule 4 and (x) each such document is and shall remain while the Obligations are outstanding (other than contingent indemnity obligations) in full force and effect, (y) no defaults by any party exist thereunder, and (z) there shall be no amendments, modifications or waivers thereto that are adverse to the Payee in any material respect;

(vii) none of the Titanic Assets will be disposed, sold, assigned, pledged, donated, transferred or, except in the ordinary course of business, licensed or sublicensed while the Obligations are outstanding (other than contingent indemnity obligations); and

(viii) it is and shall remain in compliance with the Titanic Documents as in effect on the date hereof

(b) Single Purpose. RMST will take all steps necessary to continue its identity as a separate legal entity and to make it apparent to other Persons that it is an entity with assets and liabilities distinct from those of any other Person.  Without limiting the generality of the foregoing and the other provisions of this Note, RMST will comply with the special-purpose covenants set forth in Annex C.

14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Note shall be governed by, and construed in accordance with, the law of the State of New York. The Obligors and the Payee hereby submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Virginia, Norfolk Division, and of any Virginia circuit court sitting in Norfolk, Virginia, , for the purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. This Note may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Note. Delivery of an executed counterpart of a signature page to this Note by electronic transmission shall be as effective as delivery of an original executed counterpart of this Note. This Section 15 shall survive the termination of this Note. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

15. Expenses; Amendments; Notices. The Maker shall pay on demand all costs and expenses of the Payee (i) in connection with the negotiation, preparation, administration, execution and delivery of this Note and any other agreement in connection herewith, including filing fees, taxes, assessments, reasonable attorney’s fees and expenses, (ii) in connection with each amendment, forbearance, waiver, consent, refinancing, restructuring, reorganization (including any fees (including attorneys’ fees) and costs incurred by the Payee for any reason in respect of the bankruptcy of the Maker), enforcement or attempted enforcement, and any matter related thereto, and in each case including all reasonable out of pocket expenses of the Payee or the Payee’s attorneys that are related thereto, and (iii) the reasonable fees and costs of consultants, appraisers, accountants and the like engaged by the Payee in respect of the Maker’s obligations hereunder. The Maker shall reimburse, hold harmless and indemnify the Payee and its directors, officer, employees, advisors agents and affiliates from any and all loss, liability or legal or other expense with respect to or resulting from this Note, except losses or damages resulting from Payee’s own gross negligence or willful misconduct. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Obligors and the Payee. All notices and other communications in respect of this Note shall be given or made in writing at the address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by electronic transmission or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

16. Right of Setoff. The Payee and each of its affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Payee or any such affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing hereunder to the Payee or, irrespective of whether or not the Payee shall have made any demand hereunder and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of the Payee different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Payee and its affiliates hereunder are in addition to other rights and remedies (including other rights of setoff) that the Payee or its affiliates may have.

17. Assignments. The Payee may at any time assign all or a portion of its rights and obligations under this Note without the prior written consent of the Obligors. From and after the effective date specified in each assignment and assumption, the assignee thereunder shall be a party to this Note and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of the Payee under this Note, and the Payee shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Note (and, in the case of an assignment and assumption covering all of the Payee’s rights and obligations under this Note, the Payee shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 15 with respect to facts and circumstances occurring prior to the effective date of such assignment..

18. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Annexes and Schedules shall be construed to refer to Sections, Annexes and Schedules of this Note and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time.

IN WITNESS WHEREOF, the Obligors have caused this Note to be executed and delivered by their duly authorized officers, as of the date and year and at a place first above written.

PREMIER EXHIBITIONS, INC.,
as the Maker

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	Executive Chairman, President & CEO

PREMIER MERCHANDISING, LLC,
as an Obligor

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	Executive Chairman, President & CEO

RMS TITANIC, INC,
as an Obligor

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	Executive Chairman, President & CEO

PREMIER EXHIBITION MANAGEMENT LLC,
as an Obligor

By: Premier Exhibitions, Inc., its Managing Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	Executive Chairman, President & CEO

Annex A - 1

The undersigned hereby agrees and acknowledges the terms of the foregoing, on behalf of the Lender:

JIHE ZHANG

/s/ Jihe Zhang
Signature

The undersigned hereby agrees and acknowledges the cancellation of the Original Note, as Agent under the Original Note:

YANZI GAO

/s/ Yanzi Gao
Signature

Annex A - 2

Annex A

Definitions. The following capitalized terms, when used in this Note, shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Market” means NASDAQ or, if the Maker's Common Stock is not listed for trading on NASDAQ at the applicable time, the Over-The-Counter Bulletin Board, if the trading of the Maker’s Common Stock is qualified for quotation thereon at the applicable time.

“BofA” means Bank of America, N.A.

“BofA LC Account” means the deposit account maintained by the Maker at BofA as collateral for the letters of credit issued by BofA.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Change of Control” means (i) the Maker shall cease to directly beneficially own and control 100% on a fully diluted bases of the economic and voting interest in the Equity Interests of RMST, (ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof, but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of Equity Interests of the Maker representing more than 27.5% of the voting interests represented by the issued and outstanding Equity Interests of the Maker (determined on a fully diluted basis but not giving effect to contingent voting rights that have not yet vested), and (iii) PEM shall cease to have the exclusive right to exhibit the Titanic Assets.

“Controlled Account” means a deposit account maintained by an Obligor at BofA that is subject to a deposit account control agreement in favor of the Lender.

“Debtor Relief Law” means the Bankruptcy Reform Act of 1978, codified as 11 U.S.C. §§101 et seq, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

Annex A - 3

“Excluded Accounts” means (i) each zero-balance account maintained by an Obligor at BofA, (ii) the Titanic Reserve Account and (iii) the BofA LC Account.

“Excluded Subsidiary” means each of Premier Exhibitions International, LLC, Exhibitions International, LLC, Premier Exhibitions NYC, Inc., PRXI International Holdings CV, RMS Titanic (UK) Ltd., Arts and Exhibitions International, LLC and Premier Exhibitions (UK) Ltd.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Guarantors” means each of the signatories hereto other than the Maker and each person that has executed a joinder to this Note pursuant to clause (g) of Annex B.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the ability of any Obligor to fully and timely perform its Obligations, (ii) the legality, validity, binding effect or enforceability against an Obligor of this Note, or (iv) the rights, remedies and benefits available to, or conferred upon, the Payee under this Note.

“Material Agreement” means each of those agreements listed on Schedule 4 hereto.

“NASDAQ” means the market tier of The National Association of Securities Dealers Automated Quotation System, referred to as the NASDAQ National Capital Market.

“Obligations” means, collectively, (a) in the case of the Maker, all obligations of the Maker under this Note to pay principal, fees and interest (including default interest and the Prepayment Premium) on this Note and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing by the Maker to the Payee, and (b) in the case of the Guarantors, all obligations of the Guarantors in respect of its guarantee under Section 8 and all other obligations of the Guarantors under this Note and (c) in the case of each of the foregoing, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case under any Debtor Relief Law (whether or not such interest or expenses are enforceable, allowed or allowable as a claim in whole or in part in such case).

Annex A - 4

“Obligors” means the Maker and the Guarantors.

“PEM” means Premier Exhibitions Management LLC, a Florida limited liability company.

“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof and (b) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

“Permitted Liens” means, with respect to any person: (a) Liens arising by operation of law which were incurred in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which (i) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such person or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with generally accepted accounting principles; (b) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; (c) Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made; and (d) Liens securing any extension, renewal, replacement or refinancing of an indebtedness secured by a Lien permitted by this Note.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Premier Party” means each Obligor and each Excluded Subsidiary.

“Prepayment Date” shall have the meaning set forth in Section 4 hereof.

“Prepayment Notice” shall have the meaning set forth in Section 4 hereof.

“Prepayment Premium” means all unpaid principal at 105% of the principal amount outstanding plus all accrued and unpaid interest thereon and all other amounts to be paid pursuant to Section 4.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any of the Obligors or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

Annex A - 5

“Reorganization” shall have the meaning set forth in Section 7(b) hereof.

“RMST” means RMS Titanic, Inc., a Florida corporation.

“RMST Shares” means all of the Equity Interests in RMST issued by RMST.

“SEC” means the Securities and Exchange Commission of the United States.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Titanic Assets” means (a) the Titanic Collections, as defined in the Revised Covenants and Conditions set forth in the 2010 Opinion, and related supporting documentation and intellectual property owned by RMST, and (b) the Titanic Reserve Account.

“Titanic Documents” means (i) the Opinion issued by the United State District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 12, 2010 (the “2010 Opinion”); (ii) the Order issued by the United State District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 15, 2011; (iii) the Revised Covenants and Conditions for the Future Disposition of Objects Recovered from the R.M.S. Titanic by R.M.S. Titanic, Inc. pursuant to an in specie salvage award granted by the United States District Court for the Eastern District of Virginia, dated as of August 15, 2011 and (iv) the Process Verbal, issued on October 12, 1993 by the Maritime Affairs Administrator for the Ministry of Equipment Transportation and Tourism, French Republic to Titanic Ventures Limited Partnership, together with the letter of intent of Titanic Ventures Limited Partnership dated September 22, 1993.

“Titanic Reserve Account” means that certain trust reserve account established by RMST pursuant to Article V, Section D of the Revised Covenants and Conditions set forth in the 2010 Opinion.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

Annex A - 6

Annex B

Each Obligor covenants and agrees as follows:

(a) Indebtedness. The Maker will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 5 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii) Indebtedness with respect to letters of credit in an aggregate amount not to exceed $1,700,000 at any time, with the Lender to be updated from time to time about the status of such letters of credit;

(iv) Indebtedness of any Obligor to any other Obligor; and

(v) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000 at any time outstanding.

(b) Liens. The Maker will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Permitted Liens;

(ii) Liens on cash collateral in an aggregate amount not to exceed $1,700,000 in the aggregate at any time securing potential reimbursement obligations in respect of the letters of credit permitted pursuant to clause (a)(iii) of this Annex B; and

(iii) Liens on the Titanic Reserve Account to the extent required by the Revised Conditions and Covenants set forth in the 2010 Opinion.

(c) Fundamental Changes. The Maker will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person (other than an Obligor, provided that this exclusion shall not apply to RMST), or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (other than to an Obligor, provided that this exclusion shall not apply to RMST), or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(d) Investments, Loans, Advances, Guarantees and Acquisitions. The Maker will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not an Obligor prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except Permitted Investments and investments by the Maker existing on the date hereof in the capital stock of its Subsidiaries.

Annex B - 1

(e) Restricted Payments. The Maker will not, and will not permit any of its Subsidiaries other than Excluded Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

(f) Transactions with Affiliates. The Maker will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Maker or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and transactions between or among the Maker and its Subsidiaries not involving any other Affiliate.

(g) Additional Subsidiaries; Further Assurances.

(i) The Maker shall cause each Subsidiary other than an Excluded Subsidiary to become a Guarantor and Obligor under this Note by executing and delivering to the Payee a joinder to this Note in form and substance reasonably satisfactory to the Payee. Each Obligor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or, in the judgment of the Payee, desirable to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Payee to exercise and enforce its rights hereunder with respect to such security interest, provided that the Maker shall not be required to establish control of the Excluded Accounts in favor of the Payee to the extent permitted in clause (i) of this Annex C. No Obligor shall (A)  file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Payee is not named as the sole secured party or (B) cause or permit any Person other than the Payee to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any deposit account or investment property constituting part of the Collateral.

(ii) If an Event of Default shall have occurred and be continuing, all dividends and other distributions on any pledged shares (including the RMST Shares) shall be paid directly to the Payee and retained by it as part of the Collateral. Each Obligor hereby expressly authorizes and instructs each issuer of any pledged shares (including RMST in respect of the RMST Shares) pledged hereunder to (A) comply with any instruction received by it from the Payee that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Note, without any other or further instructions from such Obligor, and (B) pay any dividend or other payment with respect to any pledged shares directly to the Payee. Without limiting any rights or powers granted by this Note to the Payee while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, other than with respect to the Titanic Assets or actions governed by the Titanic Documents, the Payee is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Note and taking any action and executing any instruments that the Payee may deem necessary or advisable to accomplish the purposes, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Payee shall be entitled under this Note to make collections in respect of the Collateral, the Payee shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(h) Cash Management. All Cash of the Obligors shall be maintained at all times in a Controlled Account, provided that (1) each Excluded Account shall not be subject to the foregoing requirement so long as Cash in each such Excluded Account (other than the Titanic Reserve Account and the BofA LC Account) is swept into a Controlled Account at the end of each business day, provided further that no additional amounts shall be deposited into the Titanic Reserve Account or the BofA LC Account, except with respect to the Titanic Reserve Account as required by Article V, Section D, Clause 2 of the Revised Covenants and Conditions set forth in the 2010 Opinion.

Annex B - 2

(i) UCC Filings. The Maker shall promptly, and in any event within 15 business days after the date hereof, cause to be terminated any UCC filing not permitted hereunder.

(j) Deposit Account Control Agreement. The Maker shall use its best efforts to obtain a deposit account control agreement in favor of Payee within 15 days from the date hereof over any deposit accounts maintained by the Maker at BofA that are not Excluded Accounts.

(k) Capital Expenditures. The Obligors shall not invest in capital expenditures an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000) during any calendar year, except with prior written approval of the Lender.

(l) Hedge Agreements. No Obligor shall enter into any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device with any Person in connection with any Indebtedness of such Obligor.

(M) Prompt Payment. Each Obligor will pay all Obligations due hereunder at the times and in the manner specified herein.

(N) Other Obligations. Each Obligor will duly perform and observe each and all of its other covenants and agreements contained herein.

(O) Conduct of Business. Each Obligor will conduct its business in a proper and business-like manner with good business practice.

(P) Additional Information. The Maker shall provide, or cause to be provided, whatever pertinent information the Lender may reasonably request from time to time;

(Q) Compliance with Laws. Each Obligor shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, relating to its business.

(R) Notice of Default. Each Obligor will, immediately upon becoming aware of the same, give to the Lender notice that there has occurred and is continuing an Event of Default under this Note or any event which would, but for the giving of notice and lapse of time, constitute an Event of Default.

(S) Litigation. Each Obligor shall immediately advise the Lender in writing of any material actions, suits, litigation or other proceeding against it.

Annex B - 3

Annex C

RMST shall:

(a)  Maintain accurate and appropriately detailed books, financial records and accounts, including bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any other person;

(b)  Maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities;

(c)  Not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other Person;

(d) Observe all appropriate corporate procedures and formalities;

(e)  Not enter into any guaranty of, or otherwise become liable for, or pledge its assets to secure, the liabilities, debts or obligations of any other Person (except pursuant to this Note);

(f) Not create, incur, assume or permit to exist any Indebtedness or create, incur, assume or permit to exist any Liens, in each case except for Indebtedness and Liens under this Note;

(g)  Hold itself out as separate and distinct from any other Person and not identify itself as a division or department of any other Person;

(h)  Ensure that decisions with respect to its business and daily operations shall be independently made (although the individual making any particular decision may also be an employee, officer or director of any one or more of its Affiliates) and shall not be dictated by its Affiliates;

(i)  Maintain separate annual financial statements prepared in accordance with GAAP showing its assets and liabilities separate and distinct from those of any other person; and

(j)  Not make any loans or investments to any Person or buy or hold any indebtedness or other obligations issued by any other person.

Annex C - 1

Schedule 1

Legal Names of Obligors

Legal Name of Obligor	Type of Entity	Jurisdiction of Organization	Mailing Address
Premier Exhibitions, Inc.	Corporation	Florida	3340 Peachtree Rd NE Suite 900 Atlanta, Georgia 30326
RMS Titanic, Inc.	Corporation	Florida	3340 Peachtree Rd NE Suite 900 Atlanta, Georgia 30326
Premier Exhibition Management LLC	Limited Liability Company	Florida	3340 Peachtree Rd NE Suite 900 Atlanta, Georgia 30326
Premier Merchandising, LLC	Limited Liability Company	Delaware	3340 Peachtree Rd NE Suite 900 Atlanta, Georgia 30326

Annex D - 2

Schedule 2

RMST Shares

Pledgor	Name of Subsidiary	Shares	Certificate Number	Par Value
Premier Exhibitions, Inc.	RMS Titanic, Inc.	10,000	1	0.0001

Schedule 2 - 1

Schedule 3

Location of Titanic Assets

Permanent Locations

•	Titanic the Artifact Exhibition: 7324 International Drive, Orlando, FL 32819, United States
•	Premier Exhibition Center: 7711 Beach Blvd., Buena Park, CA 90620, United States
•	Titanic: The Artifact Exhibition within The Luxor Hotel and Casino, 3900 Las Vegas Blvd South, Las Vegas, NV 89119, United States

Traveling Exhibitions

•	Incheba Expo, JVS Group, Bratislava, Slovakia	Through January 16, 2016
•	Liberty Science Center, Jersey City, New Jersey	Through May 30, 2016
•	Expo 24/Maniac Global, Johannesburg, South Africa	September 18 – November 8, 2015
•	V&A Waterfront, Expo 24, Cape Town, South Africa	November 22, 2015 – March 13, 2016
•	PVA Expo, JVS Group, Prague, Czech Republic	February 8 – June 30, 2016
•	Western Heritage Museum, Hobbes, NM	July 28 – November 6, 2016
•	Riverfront Museum, Peoria, IL	November 12, 2016 – March 12, 2017

Coin and Currency – Safe Deposit Box

Bank of America

Artifacts on Loan Agreement

Titanica at the Ulster Folk & Transport Museum, Belfast, Ireland

Titanic: Return to Cherbourg, La Cite de la Mer, Cherbourg, France

Conservation Warehouse

On Deposit in Bank

c/o McGuire Woods, Norfolk, Virginia

Artifacts at Conservation

Joseph Sembrat

Conservation Solutions, Inc.

8905 Ballard Lane, Clinton, MD 20735

David Galusha

Restoration and Preservation Services, Inc.

142 Hilderbrand Dr.

Atlanta, GA 30328

Schedule 3 - 1

Schedule 4

Material Agreements related to Titanic Assets

Name of Document	Parties	Date
Intercompany Agreement	Premier Exhibitions, Inc. RMS Titanic, Inc.	March 1, 2012
Restated Intercompany Services and Exhibition Touring Rights License Agreement	Premier Exhibition Management LLC RMS Titanic, Inc.	March 1, 2012
Binding Deal Memo for “Titanic: The Artifact Exhibition” (in Johannesburg and Cape Town, South Africa)	Premier Exhibition Management, LLC EXPO 24 (PTY) LTD, South Africa	July 31, 2014
Amendment of “Titanic: The Artifact Exhibition” Binding Deal Memo	Premier Exhibition Management, LLC EXPO 24 (PTY) LTD, South Africa	November 10, 2014
Second Amendment of “Titanic: The Artifact Exhibition” Binding Deal Memo	Premier Exhibition Management, LLC EXPO 24 (PTY) LTD, South Africa	July 16, 2015
Binding Agreement for Titanic: The Artifact Exhibition (in Bratislava, Slovak Republic)	Premier Exhibition Management, LLC JVS Group, s.r.o., Czech Republic	May 28, 2015
Binding Agreement for Titanic: The Artifact Exhibition (in Prague, Czech Republic)	Premier Exhibition Management, LLC JVS Group, s.r.o., Czech Republic	Nov 9, 2015
Binding Deal Memo for Titanic: The Artifact Exhibition (in Jersey City, NJ)	Premier Exhibition Management, LLC Liberty Science Center, Inc.	April 24, 2015
Binding Deal Memo for “Titanic: The Artifact Exhibition” (in Peoria, IL)	Premier Exhibition Management, LLC Peoria Riverfront Museum	April 13, 2015
Binding Deal memo for “Titanic: The Artifact Exhibition” (in Hobbs, NM)	Premier Exhibition Management, LLC Western Heritage Museum	February 19, 2015
Binding Deal Memo for “Titanic: The Artifact Exhibition” (in Flint, MI)	Premier Exhibition Management, LLC Sloan Museum	Sept 26, 2015

Schedule 4 - 1

Schedule 5

Existing Indebtedness

•	Revenue Payment Agreement, entered into as of April 17, 2014, by and between AEG Live LLC and Premier Exhibition Management LLC. Premier pays AEG different percentage royalties on various exhibitions through April 20, 2017.

•	Purchase note in connection with the acquisition of the Orlando exhibition, in the amount of $13,000, due in December 2015 and payable by the Maker.

•	Capital leases of the Maker totaling $83,000 due between June, 2015 and Sept, 2017.

Indebtedness of the Maker, if any, under the Agreement of Lease dated as of April 9, 2014 between the Maker and 417 Fifth Ave Real Estate LLC.

Schedule 5 - 1